GMAC ANNOUNCES INTERIM CHANGES TO ITS BOARD

NEW YORK—GMAC Financial Services confirmed today upcoming changes to its Board of Directors, in accordance with the U.S. Federal Reserve System Board of Governors’ order granting the company’s application to become a bank holding company and the company’s participation in the U.S. Department of the Treasury’s Troubled Asset Relief Program (TARP). Pursuant to the Fed’s order, GMAC’s Board will be reconstituted no later than March 24, 2009. GMAC’s new seven-member board will consist of the GMAC chief executive officer, one representative from FIM Holdings LLC, two directors appointed by a trust to be formed by U.S. Department of the Treasury, and three independent directors elected by the aforementioned directors. In addition, each of General Motors and FIM Holdings LLC is entitled to have one non-voting observer on the board, as long as they hold common interests of GMAC.

Current GMAC Chairman J. Ezra Merkin is resigning from the board, effective Jan. 9, 2009. “I am pleased that GMAC has successfully completed its conversion to a bank holding company and look forward to GMAC’s accomplishing its goals,” Merkin said.  The GMAC Board expressed its thanks to Merkin for his dedicated service to the company over the past two years.

During the short transition period to the new board, Merkin will be replaced as chairman by Lenard Tessler, managing director and co-head of Private Equity at Cerberus Capital Management, L.P., while the vacant seat will be filled by Jeffrey L. Lomasky, chief financial officer of Cerberus.

About GMAC Financial Services
GMAC Financial Services is a global finance company operating in and servicing North America, South America, Europe, and Asia-Pacific. GMAC specializes in automotive finance, real estate finance, insurance, commercial finance, and online banking. As of Dec. 31, 2007, the organization had $248 billion in assets and serviced 15 million customers. Visit the GMAC media site at http://media.gmacfs.com/ for more information.

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Contacts:
Toni Simonetti
917-369-2360
toni.simonetti@gmacfs.com

Gina Proia
917-369-2364
gina.proia@gmacfs.com